Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Dominari Holdings Inc. (the “Company”) on Form S-8 (File No. 333-267318, File No. 333-210627, File No. 333-197429, and File No. 333-185524) and Form S-3 ( File No. 333-238172), of our report dated March 28, 2022 with respect to our audit of the consolidated financial statements of Dominari Holdings Inc. (formerly AIkido Pharma, Inc.) as of December 31, 2021 and for year ended December 31, 2021, which report is included in this Annual Report on Form 10-K of Dominari Holdings Inc. for the year ended December 31, 2022.

/s/ WithumSmith+Brown, PC

New York, NY

March 31, 2023